/Letterhead/
        Schvaneveldt & Company
        Certified Public Accountant
        275 East South Temple, Suite #300
        Salt Lake City, Utah 84111
        (801) 521-2392

Darrell T. Schvaneveldt, C.P.A.


August 17, 2000

United States Securities and Exchange Commission
Washington D.C. 20549

Re:     MovieoNetwork, Inc.
Formerly Potenco, Inc.
Form 8-K

Dear Sir or Madam



I was the auditor of record for the above referenced company, and have received a letter of termination from the company and have read the Form 8-K draft which states that there were no disagreements between my accounting firm and the above referenced company.

It is my understanding this letter will be filed with the Securities and Exchange Commission in conjunction with Form 8-K.

If you have any further questions please feel free to contact our office.



Sincerely yours,
/S/ Schvaneveldt & Company
Schvaneveldt & Company